EXHIBIT 11

    SCHEDULE RE: COMPUTATION OF EARNINGS PER COMMON SHARE*
          (In thousands, except per share amounts)

                      Three Months Ended   Six Months Ended
                      ------------------  ------------------
                      June 29,  June 30,  June 29,  June 30,
                        1997      1996      1997      1996
                      --------  --------  --------  --------

PRIMARY

Net income            $ 12,361  $ 10,807  $ 22,929  $ 19,354

Weighted average
 shares outstanding     22,563    22,627    22,575    22,632
                       -------   -------   -------   -------
Primary earnings
 per share*           $   0.55  $   0.48  $   1.02  $   0.86
                       =======   =======   =======   =======

FULLY DILUTED

Net income            $ 12,361  $ 10,807  $ 22,929  $ 19,354
                       -------   -------   -------   -------
Weighted average
 shares outstanding     22,563    22,627    22,575    22,632

Add incremental shares
 representing:
Shares issuable upon
 exercise of stock
 options based on
 period-end market price   470       448       470       448
                       -------   -------   -------   -------
Weighted average number
 of shares, as adjusted 23,033    23,075    23,045    23,080
                       -------   -------   -------   -------

Fully diluted earnings
 per share            $   0.54  $   0.47  $   1.00  $   0.84
                       =======   =======   =======   =======
Dilutive effect of
 incremental shares       2.0%      1.9%      2.0%      1.9%
                       =======   =======   =======   =======


* Incremental shares have not been considered in the computation of primary earnings per common share in accordance with generally accepted accounting principles which require inclusion only when the dilutive effect is greater than 3%.